EXHIBIT 5.1

                          MCGLINCHEY STAFFORD LANG
                   A PROFESSIONAL LIMITED LIABILITY COMPANY
                              643 MAGAZINE STREET
                       NEW ORLEANS, LOUISIANA 70160-0643

                               January 23, 1997

Pride Petroleum Services, Inc.
1500 City West Boulevard, Suite 400
Houston, Texas  77042

      Re: Issuance of 11,100,000 shares of Common Stock, no par value, of Pride Petroleum Services, Inc.

Gentlemen:

            We are acting as special Louisiana counsel to Pride Petroleum Services, Inc., a Louisiana corporation (the "Company"). We have been asked to render certain opinions in connection with the registration of up to 11,100,000 shares of common stock, no par value, of the Company (the "Common Stock") on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended, in connection with the acquisition by the Company of the outstanding stock of the operating subsidiaries of Forasol-Foramer, N.V. ("Forasol"), a Dutch public limited liability company, pursuant to that certain Purchase Agreement by and among the Company, Forasol, and shareholders of Forasol named therein, dated December 16, 1996. Unless otherwise defined, capitalized terms used herein shall have the respective meanings set forth in the Registration Statement.

            We do not represent the Company on a general or regular basis and, accordingly, have no detailed information concerning its business or operations. In our capacity as special Louisiana counsel to the Company in connection with this opinion, we have reviewed the following documents:

            (i) a copy of the Amended and Restated Articles of Incorporation of the Company, as amended, certified on January 10, 1997 by the Louisiana Secretary of State (the "Articles of Incorporation");

            (ii) a copy of the Bylaws of the Company, certified by the Corporate Secretary (the "Bylaws");

            (iii) an original Certificate of Good Standing for the Company from the Louisiana Secretary of State dated January 10, 1997;
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Pride Petroleum Services, Inc.
January 23, 1997
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            (iv)  a Secretary's Certificate, dated January 23, 1997, executed by the Corporate Secretary;

            (v)   a draft of the Registration Statement dated January 22, 1997;

            (vi) a copy of the Purchase Agreement, included as an exhibit to the Registration Statement;

            (vii) resolutions of the Board of Directors of the Company, certified by the Corporate Secretary;

            (viii)a letter (the "Fairness Letter") dated December 4, 1996 from
                  Simmons & Company International addressed to the Board of Directors of the Company, included as an exhibit to the Registration Statement, concluding that the Proposed Acquisition (as defined in the Fairness Letter) is fair, from a financial point of view, to the stockholders of the Company; and

            (ix) such other documents, statutes, and jurisprudence as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth.

            In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates, without undertaking to verify the same by independent investigation.

            For purposes of this opinion we have assumed, with your permission and without independent investigation, the following:

            (i) the authenticity of all documents submitted to us as originals, the legal capacity of any individuals signing any documents reviewed by us, the genuineness of all signatures on all documents and certificates referred to herein or relied upon by us, the conformity to originals of all documents sent to us as copies, that all documents have been executed by the duly authorized representative, and that all executed documents have not been changed or modified in any material respect from the final drafts of such documents sent to us for our review;

            (ii) the accuracy of all statements of fact set forth in the Registration Statement and the Purchase Agreement;

            (iii) the Company has not (a) declared or issued a stock dividend or stock split; (b) issued stock rights, options or warrants to holders of the Common Stock; or (c) entered into any
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Pride Petroleum Services, Inc.
January 23, 1997
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other transaction which would require adjustment to the Conversion Price (as defined herein) of the Convertible Subordinated Debentures due February 15, 2006 as provided in Section 13.5 of that certain Indenture between the Company and Marine Midland Bank dated January 26, 1996 (the "Indenture"). As used herein, "Conversion Price" shall have the meaning ascribed to it in Section 13.5 of the Indenture;

            (iv) that the Fairness Letter is true and accurate and contains no material misstatements or omissions;

            (v) that the Pride Charter Amendment, described in the Registration Statement, will be adopted by the shareholders of the Company in accordance with the Articles of Incorporation, the Bylaws and the provisions of Louisiana Business Corporation Law, Louisiana Revised Statutes 12:1 ET SEQ., (the "LBCL"); and

            (vi) that the amendment to the Articles of Incorporation reflecting the Pride Charter Amendment (the "Articles of Amendment") will be in the form and executed by such persons as required by Section 32 of the LBCL.

            We have made no investigation or inquiry to determine the accuracy of the foregoing assumptions and are not responsible for the effect of the inaccuracy of any of these assumptions on the opinions expressed herein.

            Subject to the foregoing assumptions, and the qualifications and exceptions set forth below, we are of the opinion that:

            1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Louisiana; and

            2. When (i) the shareholders of the Company have approved the Pride Charter Amendment pursuant to the voting requirements of the Articles of Incorporation and (ii) the Articles of Amendment have been properly filed (a) with the Louisiana Secretary of State and (b) in the mortgage records of the Clerk of Court for East Baton Rouge Parish pursuant to the provisions of the LBCL, upon the issuance of Pride Common Stock by the Company pursuant to the Purchase Agreement and upon receipt by the Company of the consideration described in the Registration Statement and the Purchase Agreement, such shares of Pride Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

            The opinions set forth above are subject to the following qualifications and exceptions:
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Pride Petroleum Services, Inc.
January 23, 1997
Page 4

            (1) This opinion is rendered solely as to matters of Louisiana law, and we do not purport to express any opinion herein concerning any law other than the laws of the State of Louisiana. We are not opining as to any federal or state securities laws or laws of the United States of America. To the extent, if any, that the laws of any jurisdiction other than the State of Louisiana may be applicable to any of the transactions or documents referred to herein, we express no opinion with respect to any such laws or their effect on any of the transactions or documents.

            (2) Our opinions are limited to the specific issues addressed herein and are limited in all respects to laws and facts existing on the date of this letter. We undertake no responsibility to advise you of any changes in the law or the facts after the date hereof that would alter the scope or substance of the opinions expressed herein.

            We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    McGLINCHEY STAFFORD LANG
                                    A Professional Limited Liability Company